Registration No. 333-131772

Filed Pursuant to Rule 424(b)(3)

PROSPECTUS

TRANSWITCH CORPORATION

2,378,185 Shares

Common Stock

This prospectus relates to the public offering, which is not being underwritten, of 2,378,185 shares of our common stock that are held by some of our current stockholders ..

Our common stock is traded on the Nasdaq National Market under the symbol “TXCC.” The last reported sales price of the common stock on the Nasdaq National Market on March 24, 2006 was $2.44 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.

SEE “RISK FACTORS” BEGINNING ON PAGE 3.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is March 27, 2006.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, REFERENCES TO THE “COMPANY,” “TRANSWITCH,” “WE,” “US” AND “OUR” REFER TO TRANSWITCH CORPORATION, A DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

We own or have rights to trademarks or tradenames that we use in conjunction with the sale of our products. TranSwitch is a registered trademark owned by us.

OUR COMPANY

TranSwitch was incorporated in Delaware on May 26, 1988. Our executive office is located at 3 Enterprise Drive, Shelton, Connecticut, and our telephone number is (203) 929-8810.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Summary” and “Risk Factors” contains forward-looking information. This forward-looking information is subject to risks and uncertainties including the factors listed under “Risk Factors,” as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under “Risk Factors.” These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS

You should carefully consider the following risks related to this offering before making an investment decision. Our business, operating results and financial condition could be adversely affected by any of the following risks and the risks set forth in our filings with the Securities and Exchange Commission (“SEC”). The risks described below are not the only ones that we face. Additional risks that are not yet identified or that we currently deem immaterial may also impair our business operations. You should also refer to our filings with the SEC which are incorporated by reference in this offering memorandum and set forth in the “Where You Can Find More Information” section of this offering memorandum.

Our business could be harmed if we fail to integrate future acquisitions adequately.

During the past three years, we have acquired two privately-held companies based in the United States. The integration of the operations of one of the acquisitions, ASIC Design Services, Inc. (ASIC), acquired in August 2003, has been completed. The integration of Mysticom Ltd. (“Mysticom”), acquired in January 2006, is in progress.

Our management must devote time and resources to the integration of the operations of any future acquisitions. The process of integrating research and development initiatives, computer and accounting systems and other aspects of the operations of any future acquisitions presents a significant challenge to our management. This is compounded by the challenge of simultaneously managing a larger and more geographically dispersed entity.

Future acquisitions could present a number of additional difficulties of integration, including:

•	difficulties in integrating personnel with disparate business backgrounds and cultures;

•	difficulties in defining and executing a comprehensive product strategy; and

•	difficulties in minimizing the loss of key employees of the acquired company.

If we delay integrating or fail to integrate operations or experience other unforeseen difficulties, the integration process may require a disproportionate amount of our management’s attention and financial and other resources. Our failure to address these difficulties adequately could harm our business or financial results, and we could fail to realize the anticipated benefits of the transaction.

We may engage in acquisitions that may harm our operating results, dilute our stockholders and cause us to incur debt or assume contingent liabilities.

We may pursue acquisitions that could provide new technologies, skills, products or service offerings. Future acquisitions by us may involve the following:

•	use of significant amounts of cash;

•	potentially dilutive issuances of equity securities; and

•	incurrence of debt or amortization expenses related to intangible assets with definitive lives.

If the requirements for the earnout provisions agreed to in connection with the acquisition of Mysticom are met, we may have to issue a number of shares of our common stock which may be dilutive to our stockholders.

In addition, acquisitions involve numerous other risks, including:

•	diversion of management’s attention from other business concerns;

•	risks of entering markets in which we have no or limited prior experience; and

•	unanticipated expenses and operational disruptions while acquiring and integrating new acquisitions.

From time to time, we have engaged in discussions with third parties concerning potential acquisitions of product lines, technologies and businesses. However, other than the current integration of Mysticom, we have no commitments or agreements with respect to any such acquisition. If such an acquisition does occur, we cannot be certain that our business, operating results and financial condition will not be materially adversely affected or that we will realize the anticipated benefits of the acquisition.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. The principal purpose of this offering is to register shares issued as a result of our acquisition of Mysticom and effect an orderly disposition of the shares of the selling stockholders.

SELLING STOCKHOLDERS

The following table sets forth the number of shares beneficially owned by each of the selling stockholders as of January 30, 2006 and the number of shares that may be offered by the selling stockholders pursuant to this prospectus. We have assumed, when calculating the numbers in the table, that all of the shares owned by each selling stockholder and offered pursuant to this prospectus will be sold.

As of January 30, 2006, there were 108,539,335 shares of common stock outstanding. An asterisk means that the number is less than 1%.

Selling Shareholders	Shares Owned Before the Offering		Shares Offered Pursuant to this Prospectus		Shares Owned After the Offering
	Number	Percent	Number	Percent	Number	Percent
Pitango Fund II (Tax-Exempt Investors) LLC (formerly: Polaris Fund II (Tax Exempt Investors) LLC)	42,550	*	42,550	*	0	*
Pitango Fund II LLC (formerly: Polaris Fund II LLC)	28,083	*	28,083	*	0	*
Pitango Fund II - L.P. (formerly: Polaris Fund II LP)	10,637	*	10,637	*	0	*
DS Polaris Trust Company (Foreign Residents) (1997) Ltd.	24,998	*	24,998	*	0	*
Pitango Fund II Opportunity Annex Fund, L.P	186,950	*	186,950	*	0	*
Pitango Fund II Opportunity Annex Fund (ICA), L.P	6,266	*	6,266	*	0	*
Shrem Fudim Kelner Ltd.	13,525	*	13,525	*	0	*
Newbury Ventures LP	37,580	*	37,580	*	0	*
Newbury Ventures Cayman, LP	10,040	*	10,040	*	0	*
Newbury Ventures Associates LP	14,744	*	14,744	*	0	*
J.P. Morgan Partners (BHCA), L.P.	135,252	*	135,252	*	0	*
Eucalyptus Ventures, LP (a Delaware limited partnership)	97,090	*	97,090	*	0	*
Eucalyptus Ventures, LP (an Israeli limited partnership)	4,882	*	4,882	*	0	*
Eucalyptus Ventures (Cayman), LP	2,925	*	2,925	*	0	*
Eucalyptus Ventures Affiliated Fund, LP	959	*	959	*	0	*
Lehman Brothers Holdings PLC	184,908	*	184,908	*	0	*
Lehman Brothers Partnership Offshore Account 2000/2001, LP	21,601	*	21,601	*	0	*
Lehman Brothers European Venture Capital, LP	96,608	*	96,608	*	0	*
Lehman Brothers Partnership Account 2000/2001, LP	83,315	*	83,315	*	0	*
ABN Amro Ventures BV	512,026	*	512,026	*	0	*
Giza GE Venture Fund III, LLC	331,331	*	331,331	*	0	*
Giza Alpinvest Venture Fund III, LLC	69,996	*	69,996	*	0	*
Giza Venture Fund III Limited Partnership	57,040	*	57,040	*	0	*
Giza Gmulot Venture Fund III Limited Partnership	11,685	*	11,685	*	0	*
Giza Executive Venture Fund III, LLC	18,786	*	18,786	*	0	*
Koor Corporate Venture Capital	289,826	*	289,826	*	0	*
Omniron Ltd.	12,752	*	12,752	*	0	*
Jonathan Ya’ari	2,705	*	2,705	*	0	*
Kanfei Zahav – Investment Company Ltd.	9,660	*	9,660	*	0	*
Neil Vasant	59,465	*	59,465	*	0	*
Totals	2,378,185	*	2,378,185	*	0	*

The selling stockholders acquired their shares in connection with our transaction with Mysticom, Ltd., an Israeli company, through an Agreement and Plan of Merger dated as of December 6, 2005. The transaction was accounted for using the purchase method of accounting. In connection with the transaction, we entered into a Registration Rights Agreement dated January 30, 2006 with the Mysticom stockholders pursuant to which we agreed to register the shares issued to them in connection with the transaction.

Certain of the shares of common stock in the above table, a total of 237,823 shares, have been deposited in an escrow account pursuant to an Escrow Agreement dated as of January 30, 2006. The escrowed shares will be used to indemnify TranSwitch against losses, if any, resulting from breaches of the representations and warranties made by the selling stockholders in the stock purchase agreement. The escrowed shares that are not needed to cover outstanding claims made by TranSwitch pursuant to the escrow will be released on January 30, 2007.

Prior to the acquisition of Mysticom, we did not have an investment in or relationship with Mysticom.

PLAN OF DISTRIBUTION

The shares offered in this prospectus may be offered and sold from time to time for the accounts of the selling stockholders, including donees, transferees, pledgees, distributees or other successors in interest that receive such shares as a gift or through another non-sale related transfer from the selling stockholders.

The selling stockholders will act independently of TranSwitch in making decisions with respect to the timing, manner and size of any sale. The selling stockholders may sell the shares:

•	at then-prevailing prices and terms;

•	at prices related to the then-current market price; or

•	at negotiated prices.

The sales may be made in the over-the-counter market, on the Nasdaq National Market, or on any exchange on which the shares are listed. The selling stockholders may sell the shares in one or more of the following types of transactions:

•	one or more block trades in which the broker or dealer will attempt to sell as agent or principal all or a portion of the shares held by the selling stockholder;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	in negotiated transactions; or

•	through other means.

Certain of the selling stockholders may enter into hedging transactions when selling the shares. For example, certain of the selling stockholders may:

•	sell shares short and redeliver such shares to close out their short positions;

•	enter into transactions involving short sales by the brokers or dealers;

•	enter into option or other types of transactions that require the selling stockholders to deliver shares to a broker or dealer, who then resells or transfer the shares under this prospectus; or

•	loan or pledge the shares to a broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

The selling stockholders may affect sales through brokers, dealers or agents, who in turn may arrange for other brokers or dealers to participate. The brokers, dealers or agents may receive discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of the shares in amounts to be determined prior to the sale. Under the federal securities laws, these brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” and any discounts, concessions or commissions received by them may be deemed to be “underwriting compensation” under the Securities Act of 1933, as amended (the Securities Act). Because the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

In addition to selling the shares, the selling stockholders may:

•	sell their shares under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144;

•	transfer the shares by gift, distribution or other transfer not involving market makers or established trading markets; or

•	agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

The selling stockholders are not subject to any underwriting agreement. The selling stockholders, or any parties who receive the shares from the selling stockholders by way of a gift, donation, distribution or other transfer, may sell the shares covered by this prospectus.

TranSwitch will pay all expenses incident to the offering and sale of the shares to the public other than any discounts, concessions, commissions or fees of underwriters, brokers, dealers or agents.

Some states require that any shares sold in that state only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that there exists an exemption from the registration or qualification requirements and that the exemption has been complied with.

We intend to maintain the effectiveness of this prospectus until February 1, 2007 or such period as is required to satisfy our obligations under the Registration Rights Agreement among the selling stockholders and us. We may suspend the selling stockholders’ rights to resell shares under this prospectus.

We shall inform the selling stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling stockholders and their respective affiliates. In addition, we will make copies of this prospectus available to each of the selling stockholders and shall inform them of the need to deliver copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

We will not receive any proceeds from this offering. The selling stockholders will pay or assume brokerage commissions or other charges and expenses incurred in the resale of the shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for TranSwitch by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, have been so incorporated in reliance on the reports of UHY LLP (UHY), the Company’s Independent Registered Public Accounting Firm as of and for the year ended December 31, 2005, and the report of KPMG LLP (KPMG), the Company’s Independent Registered Public Accounting Firm as of and for each of the two years ended December 31, 2004 and 2003.

The consolidated balance sheet of TranSwitch Corporation and subsidiaries as December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the year then ended, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting have been incorporated by reference herein in reliance upon the report of UHY LLP, our independent registered public accounting firm for that period, incorporated by reference herein and give upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of TranSwitch Corporation and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the two-year period ended December 31, 2004 and the related financial statement schedule as of and for the years ended December 31, 2004 and 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, our independent registered public accounting firm for those periods, incorporated by reference herein and given upon the authority of said firm as experts in accounting and auditing. KPMG’s report refers to the Company’s change in accounting principle for computing depreciation during 2003 as discussed in Note 1 to the consolidated financial statements included in the annual report on Form 10-K for the year ended December 31, 2005.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file at the SEC’s public reference room located at: Headquarters Office, 100F Street N.E., Room 1580, Washington, DC 20549. You can request copies of these documents by writing to the Public Reference Section of the SEC, 100F Street N.E., Room 1580, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available at the SEC’s website at http://www.sec.gov. This website address is included in this document as an inactive textual reference only.

You may also obtain information about us, including copies of our SEC reports, through our website at http://www.transwitch.com. This website address is not an active link to the registration statement of which this prospectus is a part, and any documents, references, links or other materials of any kind contained or referred to on such website are not part of the registration statement of which this prospectus is a part.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference, although not included in or delivered with this prospectus, is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information and be deemed to be incorporated by reference into the prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (File No. 0-25996):

•	Annual report on Form 10-K for the year ended December 31, 2005, as filed on February 21, 2006;

•	Current report on Form 8-K, as filed on February 28, 2006;

•	Current report on Form 8-K, as filed on February 1, 2006;

•	Current report on Form 8-K, as filed on January 31, 2006;

•	Current report on Form 8-K, as filed on January 25, 2006;

•	The “Description of Capital Stock” contained in TranSwitch’s registration statement No. 000-25996 on Form 8-A, dated April 28, 1995; and

•	The “Description of Registrant’s Securities to be Registered” contained in TranSwitch’s registration statement No. 000-25996 on Form 8-A12G dated October 2, 2001, as amended on Form 8-A12G/A dated March 1, 2006.

You may request a copy of these filings, at no cost, by writing or telephoning our Investor Relations Department at the following address:

TranSwitch Corporation

3 Enterprise Drive

Shelton, Connecticut 06484

(203) 929-8810 x2489

INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

* * *

This information is part of a registration statement we filed with the SEC. You should rely only on the information and representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.